Exhibit 1.9

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities of Augusta Resource Corporation or HudBay Minerals Inc. The information contained in this advertisement is a summary only. The Offer (as defined herein) is made solely by the Offer and Circular (as defined herein) and the related letter of transmittal, and any amendments, supplements or modifications thereto (collectively, the “Offer Documents”), all of which are incorporated herein by reference. The Offer Documents contain important information that Augusta Shareholders (as defined herein) are urged to read in their entirety before making any decision with respect to the Offer.

February 11, 2014

HUDBAY MINERALS INC.

NOTICE OF OFFER TO PURCHASE

all of the common shares of

AUGUSTA RESOURCE CORPORATION

for consideration per Augusta Share of

0.315 of a Hudbay Share

HudBay Minerals Inc. (“Hudbay”) is offering (the “Offer”) to purchase, on the terms and subject to the conditions set out in the Offer Documents, all of the issued and outstanding common shares (the “Augusta Shares”) of Augusta Resource Corporation (“Augusta”), other than any Augusta Shares held directly or indirectly by Hudbay and its affiliates, including any Augusta Shares that may become issued and outstanding after the date of the Offer but before the Expiry Time (as defined herein) upon the exercise, exchange or conversion of any securities of Augusta that are exercisable or exchangeable for, convertible into or otherwise conferring a right to acquire, any Augusta Shares (“Convertible Securities”), together with the associated rights (the “SRP Rights”) issued under the shareholder rights plan dated April 19, 2013 between Augusta and Computershare Investor Services Inc. (the “Shareholder Rights Plan”), for consideration per Augusta Share of 0.315 of a common share of Hudbay (each whole common share, a “Hudbay Share”). The Offer, which is subject to certain conditions, is set forth in the offer to purchase and related take-over bid circular dated February 10, 2014 (the “Offer and Circular”), a copy of which has been filed with the securities regulatory authorities in Canada and with the United States Securities and Exchange Commission as part of a registration statement on Form F-10 and a tender offer statement on Schedule TO, and which will be made available by such authorities through the Internet at www.sedar.com and www.sec.gov, respectively.

The Offer will be open for acceptance until 5:00 p.m. (Toronto time) on March 19, 2014 (the “Expiry Time”), unless the Offer is extended (in which case the term “Expiry Time” will mean the latest time and date at which the Offer expires) or withdrawn.

The Offer will not be subject to the approval of Hudbay’s shareholders and is not subject to any financing or due diligence conditions. The Offer is subject to certain conditions that are described in the Offer and Circular, including, among other things, there having been validly deposited under the Offer and not withdrawn, at or prior to the Expiry Time, such number of Augusta Shares that, together with the Augusta Shares already owned by Hudbay and its affiliates, represents not less than 66 2/3% of the Augusta Shares (on a fully diluted basis); the Shareholder Rights Plan having been waived, invalidated or cease-traded; receipt of all regulatory approvals; and there having been no circumstances that have or may lead to a material adverse change of Augusta. Subject to applicable laws, Hudbay reserves the right to extend, withdraw and/or terminate the Offer and to not take-up and pay for any Augusta Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or waived by Hudbay at or before the Expiry Time. Hudbay may elect to extend the Offer by publicly announcing the extension and giving notice of such extension to the holders of Augusta Shares (“Augusta Shareholders”), a copy of which will be filed with the securities regulatory authorities in Canada and the United States Securities and Exchange Commission.

The Augusta Shares are listed on the Toronto Stock Exchange (the “TSX”) and NYSE MKT under the symbol “AZC” and on the Frankfurt Deutsche Boerse in Germany under the symbol “A5R”. The Hudbay Shares are listed on the TSX, the New York Stock Exchange and the Lima Stock Exchange under the symbol “HBM”. The Offer consideration represents a premium of approximately 62% based on the volume-weighted average prices of the Augusta Shares and the Hudbay Shares on the TSX for the 20 trading days ended February 7, 2014. The Offer consideration represents a premium of approximately 18% based on the closing prices of $2.51 for the Augusta Shares and $9.40 for the Hudbay Shares on the TSX on February 7, 2014.

For Canadian tax purposes, Augusta Shareholders who hold Augusta Shares as capital property and who exchange such Augusta Shares pursuant to the Offer will not realize a capital gain (or capital loss) in respect of the exchange unless such Augusta Shareholder elects to report such gain (or loss) in its Canadian tax return for the year of disposition. Augusta Shareholders are urged to consult their own tax advisors for advice regarding the income tax consequences of the Offer to them.

For U.S. federal income tax purposes, subject to certain exceptions and limitations, if the exchange of Augusta Shares for Hudbay Shares is considered part of a reorganization for U.S. federal income tax purposes, no gain or loss will be recognized by U.S. Holders upon the receipt of Hudbay Shares in exchange for Augusta Shares. However, if the exchange is not considered part of a reorganization for U.S. federal income tax purposes, the receipt of Hudbay Shares in exchange for Augusta Shares pursuant to the Offer will be fully taxable for U.S. federal income tax purposes. The foregoing is only a brief summary of U.S. federal income tax consequences and is qualified by the more detailed general description of the discussion under Section 21 of the Circular, “U.S. Federal Income Tax Considerations”. Augusta Shareholders are urged to consult their own tax advisors for advice regarding the tax consequences of the Offer to them.

Hudbay has requested the use of Augusta’s shareholder list and security position listings for the purpose of disseminating the Offer Documents to Augusta Shareholders. When that information is provided, the Offer Documents and other relevant materials will be mailed to registered holders of Augusta Shares and Hudbay will use its reasonable efforts to furnish such documents to investment advisors, stockbrokers, banks, trust companies or other nominees whose names appear on Augusta’s shareholder list or who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to the beneficial owners.

The Offer is not being made to, nor will deposits be accepted from or on behalf of, Augusta Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

If Augusta Shares validly deposited under the Offer and not withdrawn are taken up and paid for, Hudbay intends, subject to applicable law, to acquire any Augusta Shares not deposited under the Offer by way of a compulsory acquisition in accordance with Section 206 of the Canada Business Corporations Act, if available, or a subsequent acquisition transaction, in each case for consideration per Augusta Share equal in value to and in the same form as the consideration paid by Hudbay per Augusta Share under the Offer.

Augusta Shareholders who wish to accept the Offer must properly complete and execute a letter of transmittal provided to them with the Offer Documents (a “Letter of Transmittal”), or a manually executed facsimile thereof, and deposit it, at or prior to the Expiry Time, together with certificate(s) or Direct Registration System (DRS) Advices representing their Augusta Shares and all other required documents, with Equity Financial Trust Company (the “Depositary”) at its office in Toronto, Ontario as specified in the Letter of Transmittal, in accordance with the instructions set out in the Letter of Transmittal (as set out in Section 3 of the Offer, “Manner of Acceptance — Letter of Transmittal”). Alternatively, registered Augusta Shareholders may accept the Offer by (i) following the procedures for book-entry transfer of Augusta Shares set out in Section 3 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, or (ii) following the procedure for guaranteed delivery set out in Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using a notice of guaranteed delivery provided to them with the Offer Documents (a “Notice of Guaranteed Delivery”), or a manually executed facsimile thereof. Augusta Shareholders who hold their Augusta Shares with an investment advisor, stockbroker, bank, trust company or other nominee will not receive a Letter of Transmittal or Notice of Guaranteed Delivery, and should follow the instructions set out by such nominee to deposit their Augusta Shares. The Depositary can be contacted at 1-866-393-4891 toll free in North America or at 416-361-0152 outside of North America or by e-mail at corporateactions@equityfinancialtrust.com.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES OF AUGUSTA RESOURCE CORPORATION

The Offer is made only for Augusta Shares and is not made for any Convertible Securities. Any holder of Convertible Securities who wishes to accept the Offer must, to the extent permitted by the terms of the Convertible Security and subject to applicable laws, exercise, convert or exchange the Convertible Securities in order to obtain certificate(s) representing Augusta Shares and deposit those Augusta Shares pursuant to the Offer. Any such exercise, conversion or exchange must be completed sufficiently in advance of the Expiry Time to ensure the holder of such Convertible Securities will have certificate(s) representing the Augusta Shares received on such exercise, conversion, or exchange available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures for guaranteed delivery.

Questions and requests for assistance or additional copies of the Offer Documents may be directed to:

The Information Agent for the Offer:

Kingsdale Shareholder Services Inc.

Toll Free (North America): 1-866-229-8874

Outside North America, banks brokers or collect calls: 1-416-867-2272

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

E-Mail: contactus@kingsdaleshareholder.com

The Dealer Managers for the Offer:

In Canada:		In the United States:
GMP Securities L.P.	BMO Nesbitt Burns Inc.	Griffiths McBurney Corp.	BMO Capital Markets Corp.

THIS SUMMARY ADVERTISEMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY

BY REFERENCE TO THE TEXT OF THE OFFER DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE.